As  filed with the Securities and Exchange Commission on March 28, 1996.
                                                       Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.   20549
                                   __________

                                    FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   __________

                            PETROLEUM HELICOPTERS, INC.
                (Exact name of Registrant as specified in its charter)
         Louisiana                                           72-0395707
      (State or other                                   (I.R.S. Employer
     jurisdiction of incorporation                      Identification Number)
       or organization)

                           2121 Airline Highway, Suite 400
                            Metairie, Louisiana 70001-5979
                           (Address, including zip code, of
                       Registrant's principal executive offices)

                                  Amended and Restated
             Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan
                               (Full title of the Plan)
                                       __________
                                     Carroll W. Suggs
                                  Chairman of the Board
                                Petroleum Helicopters, Inc.
                                       P. O. Box 578
                               Metairie, Louisiana 70004-0578
                               2121 Airline Highway, Suite 400
                               Metairie, Louisiana 70001-5979
                                      (504) 828-3323
               (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)
                                         Copy to:
                                    Margaret F. Murphy
             Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                                   201 St. Charles Avenue
                            New Orleans, Louisiana 70170-5100
                                      (504) 581-8242

                            CALCULATION OF REGISTRATION FEE

______________________________________________________________________________________________
                                Amount        Proposed Maximum Proposed Maximum  Amount of
         Title of Securities    to be           Offering Price     Aggregate     Registration
           to be Registered   Registered<F1>      Per Share     Offering Price      Fee
______________________________________________________________________________________________
Voting Common Stock           23,200 Shares     $  9.75<F2>    $  226,200<F2>    $   78.00
(.10 par value per share)
Voting Common Stock          151,800 Shares     $ 14.00<F3>    $2,125,200<F3>    $  732.83
(.10 par value per share)
Non-Voting Common Stock      116,000 Shares     $  8.50<F2>    $  986,000<F2>    $  340.00
(.10 par value per share)
Non-Voting Common Stock      209,000 Shares     $ 14.00<F4>    $2,926,000<F4>    $1,008.97
(.10 par value per share)

Total of Voting and Non-
Voting Common Stock          500,000 Shares                    $6,263,400        $2,159.80
______________________________________________________________________________________________

<F1> Upon  a stock split, stock dividend or similar transaction in the future and during the effectiveness of the Registration Statement involving either the Voting Common Stock or the Non-Voting Common Stock of the Company, the number of shares thereof registered shall be automatically increased to cover the additional shares thereof in accordance with Rule 416(a) under the Securities Act of 1933.
<F2> Computed in accordance with Rule 457, calculated based upon the price at which currently outstanding options are exercisable.
<F3> Estimated  solely  for  the purpose of calculating the registration  fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the bid and asked price per share of the Voting Common Stock on the NASDAQ System on March 21, 1996.
<F4> Estimated solely for the purpose  of  calculating  the  registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the bid and asked price per share of the Non-Voting Common Stock on the NASDAQ System on March 26, 1996.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 3.   Incorporation of Documents by Reference.

               The following documents, which have been filed by Petroleum Helicopters, Inc. (the "Company" or "PHI") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1995 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act" ), including the report of KPMG Peat Marwick LLP dated June 16, 1995, contained therein;

               (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1995, October 31, 1995, and January 31, 1996, respectively, filed pursuant to Section 13 of the 1934 Act; and

               (c) The description of the Voting Common Stock and the Non-Voting Common Stock of the Company included in Item 1 of the amendment on Form 8-A/A01 dated November 28, 1995 to the Company's Registration Statement on Form 8-A, which amendment was filed with the Securities and Exchange Commission on December 1, 1995.

               All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

          Item 4.   Description of Securities.

               Not applicable.

          Item 5.   Interests of Named Experts and Counsel.

               Not applicable.

          Item 6.   Indemnification of Directors and Officers.

               The Louisiana Business Corporation Law (the "LBCL"), Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, authorization of shareholders or otherwise.

               PHI's Articles of Incorporation confirm the authority of the Board of Directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law, and (iii) exercise its powers to procure directors' and officers' liability insurance. The Articles of Incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person's entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

               PHI's by-laws expressly provide for indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is a director, officer or employee of PHI.

               PHI has entered into indemnification contracts with its directors that provide for the elimination, to the fullest extent permitted by law, of any director's liability to PHI or its shareholders for monetary damages for breach of his or her fiduciary duty as a director and will provide the contracting director with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of directors, whether such acts or omissions occurred before or after the effective date of the contract.

               In addition, PHI maintains an insurance policy designed to reimburse PHI for any payments made by it pursuant to its indemnification obligations. Such policy has coverage of $20 million.

          Item 7.   Exemption From Registration Claimed.

               Not applicable.

          Item 8.   Exhibits.

               5    Opinion   of   Jones,   Walker,   Waechter,  Poitevent,
                    Carrere & Denegre, L.L.P.

               23.1 Consent of KPMG Peat Marwick LLP.

               23.2 Consent   of   Jones,   Walker,  Waechter,   Poitevent,
                    Carrere & Denegre (included in Exhibit 5).
          __________


          Item 9.   Undertakings.

               (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis-tration statement to include any material information with re-spect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Jefferson, State of Louisiana, on March 28, 1996.

                                      PETROLEUM  HELICOPTERS, INC.


                                      By:  /s/ Carroll W. Suggs
                                          _____________________________
                                               Carroll W. Suggs,
                                            Chairman of the Board

                                        POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Carroll W. Suggs and John H. Untereker or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                 Pursuant  to  the  requirements  of  the Securities Act of
          1933,  this  Registration  Statement  has  been  signed   by  the
          following persons in the capacities and on the dates indicated.

                 Signature                  Title                Date
                 _________                  ______               _____

          /s/  Carroll W. Suggs    Chairman of the Board     March 28, 1996
         _______________________   of Directors (Principal
               Carroll W. Suggs      Executive Officer)


         /s/ John H. Untereker    Vice President and Chief   March 28, 1996
         _____________________       Financial Officer
             John H. Untereker   (Principal Financial Officer
                               and Principal Accounting Officer)


        /s/ Robert E. Perdue             Director            March 28, 1996
        _____________________
            Robert E. Perdue


       /s/ Leonard M. Horner             Director            March 28, 1996
       _______________________
           Leonard M. Horner


       /s/ Robert G. Lambert             Director            March 28, 1996
       ________________________
           Robert G. Lambert